Exhibit 99.1

Praxair Reports First-Quarter Results

  Sales of $2.1 billion down 20% from prior year due to 12% volume decline and 11% negative currency and cost pass-through
  Operating profit of $442 million down 11% excluding prior-year pension settlement charge*
  Operating profit margin increased to 20.8% as a result of pro-active steps to reduce fixed costs in addition to ongoing productivity savings
  Diluted EPS of 93 cents down 6%*
  $300 million of 5-year bonds issued at 4.375% to reduce short-term debt
  Second-quarter diluted EPS guidance of $.95 to $1.00; full-year $3.85 to $4.15

DANBURY, Conn.--(BUSINESS WIRE)--April 29, 2009--Praxair, Inc. (NYSE: PX) reported net income attributable to Praxair and diluted earnings per share of $290 million and 93 cents, respectively, in the first quarter, compared to $307 million and 96 cents in the first quarter of 2008.

Reported sales in the first quarter were $2,123 million, 20% below $2,663 million in the first quarter of 2008. Underlying sales were 9% below the prior year, excluding the negative effects of foreign currency and cost pass-through. Higher product pricing was offset by significantly lower volumes in all geographies due to production cutbacks and lower demand by customers as a result of the global macroeconomic slowdown.

Operating profit in the first quarter was $442 million, 11% below the prior year.* Operating margin as a percentage of sales improved to 20.8% as a result of significant reductions in both fixed and variable costs.

The company generated cash flow from operations of $349 million in the quarter which funded $293 million of capital expenditures, largely for new production plants under contract for customers in North and South America, China and India. In March the company issued $300 million of five-year bonds at 4.375%, the proceeds of which were used to reduce short-term debt. The after-tax return-on-capital ratio and return on equity for the quarter were 13.8%, and 28.7%, respectively.*

Commenting on the results and business outlook, Chairman and Chief Executive Officer Steve Angel said, “As we anticipated, the low level of customer demand which we experienced in November and December continued right through the first quarter. Demand appears to have stabilized, but at a lower level, with overall volumes down 12% versus the prior year. However, we have not yet seen meaningful signs of recovery and we are therefore cautious regarding our outlook for the remainder of the year.

“Our productivity programs have reduced costs significantly to offset the impact of lower volumes. When the economy does recover, this will give us substantial operating leverage on volume growth. In addition, our projects currently under construction will contribute sales and earnings growth as we bring these new facilities on line over the next several years. We signed several new contracts this quarter for energy projects in the U.S. and Europe.”

For the second quarter of 2009, Praxair expects diluted earnings per share in the range of 95 cents to $1.00. This guidance assumes a negative currency impact of about 11% versus the second quarter of 2008 based on current exchange rates.

Based on the current macroeconomic environment, Praxair expects sales for the full year of 2009 to be in the area of $9 billion. This guidance assumes a negative currency impact of about 9% and a negative impact of about 3% from lower cost pass-through. The company expects diluted earnings per share to be in the range of $3.85 to $4.15. Full-year capital expenditures are expected to be in the area of $1.4 billion, supporting the construction of 42 on-site production plants under contract which will come on-stream in 2009 through 2011.

The following provides additional detail on first-quarter 2009 results by geographic region and for Praxair Surface Technologies.

In North America, first-quarter sales were $1,164 million, 20% below $1,454 million in the first quarter of 2008. Excluding the negative effect of currency and cost pass-through, underlying sales declined 11% due to lower volumes, partially offset by higher overall pricing. Higher sales to energy markets were offset by sharply lower volumes to chemicals, metals, electronics and manufacturing markets. Despite this sales decline, operating profit of $256 million was only 2% below the prior-year quarter due to the effect of cost-reduction actions initiated in the fourth quarter and ongoing productivity programs.

In Europe, sales in the first quarter were $303 million, 22% below the prior year. The translation effects of a weaker euro reduced sales by 9%. Underlying sales were below the prior year due primarily to lower volumes in the chemicals, metals and electronics end-markets. Operating profit was $63 million in the quarter, compared to $87 million in the prior year due to lower volumes and currency depreciation.

In South America, first-quarter sales were $353 million, 24% below the prior year. The negative impact of currency translation reduced sales by 23%. Underlying sales were slightly below the prior year as lower volumes to metals and manufacturing customers were largely offset by growth in food and beverage and healthcare. Operating profit in the first quarter was $75 million, 16% below $89 million in the prior-year quarter. The significant operating leverage was achieved by productivity programs, cost reduction and higher pricing levels. This resulted in an improvement in operating margin to 21.2% from 19.1% in the 2008 quarter.

Sales in Asia were $180 million in the quarter, 15% below the prior year. Excluding currency translation and cost pass-though, sales declined 8%. Operating profit in the quarter fell to $26 million compared to $37 million in the prior year. Sales and earnings growth from project start-ups in China, India, and Korea was more than offset by the sharp decline in sales to electronics customers.

Praxair Surface Technologies had first-quarter sales of $123 million versus $142 million in the prior-year quarter. Excluding the negative impact of currency translation, sales were 7% below the prior year. Sales growth in energy markets was offset by lower sales to aviation and general manufacturing. Operating profit was $22 million in the quarter versus $24 million the prior year. The operating margin improved to 17.9% from 16.9% as the impact of lower volume was more than offset by lower costs.

Praxair is the largest industrial gases company in North and South America, and one of the largest worldwide, with 2008 sales of $10.8 billion. The company produces, sells and distributes atmospheric and process gases, and high-performance surface coatings. Praxair products, services and technologies bring productivity and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others. More information on Praxair is available on the Internet at www.praxair.com.

*See the attachments for calculations of non-GAAP measures related to 2008 first-quarter operating profit, net income, and diluted earnings per share adjusted to exclude a $17 million pension settlement charge in the first quarter, $11 million after-tax, 3 cents EPS. All year-over-year comparisons, including percentage changes, are based on the adjusted amounts for 2008 which excludes this charge. The attachments also include calculations of non-GAAP measures related to after-tax return-on-capital; return-on-equity; and debt-to-capital ratios.

Attachments: Statements of Income, Balance Sheets, Statements of Cash Flows, Segment Information, Quarterly Financial Summary and Appendix: Non-GAAP Measures

A teleconference on Praxair’s first-quarter results is being held this morning, April 29, at 11:00 a.m. Eastern Time. The number is (857) 350-1683 -- Passcode: 85466880. The call also is available as a web cast at www.praxair.com/investors. Materials to be used in the teleconference are available on www.praxair.com/investors.

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s reasonable expectations and assumptions as of the date the statements are made but involve risks and uncertainties. These risks and uncertainties include, without limitation: the performance of stock markets generally; developments in worldwide and national economies and other international events and circumstances; changes in foreign currencies and in interest rates; the cost and availability of electric power, natural gas and other raw materials; the ability to achieve price increases to offset cost increases; catastrophic events including natural disasters, epidemics and acts of war and terrorism; the ability to attract, hire, and retain qualified personnel; the impact of changes in financial accounting standards; the impact of tax, environmental, home healthcare and other legislation and government regulation in jurisdictions in which the company operates; the cost and outcomes of investigations, litigation and regulatory proceedings; continued timely development and market acceptance of new products and applications; the impact of competitive products and pricing; future financial and operating performance of major customers and industries served; and the effectiveness and speed of integrating new acquisitions into the business. These risks and uncertainties may cause actual future results or circumstances to differ materially from the projections or estimates contained in the forward-looking statements. The company assumes no obligation to update or provide revisions to any forward-looking statement in response to changing circumstances. The above listed risks and uncertainties are further described in Item 1A (Risk Factors) in the company’s latest Annual Report on Form 10-K filed with the SEC which should be reviewed carefully. Please consider the company’s forward-looking statements in light of those risks.

PRAXAIR, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (a)
(Millions of dollars, except per share data)
(UNAUDITED)

	Quarter Ended
	March 31,
	2009	2008

SALES (b)	$2,123	$2,663
Cost of sales	1,195	1,595
Selling, general and administrative	265	335
Depreciation and amortization	199	210
Research and development	18	24
Pension settlement charge (c)	-	17
Other income (expense) - net	(4)	-
OPERATING PROFIT	442	482
Interest expense - net	35	47
INCOME BEFORE INCOME TAXES AND EQUITY INVESTMENTS	407	435
Income taxes	114	122
INCOME BEFORE EQUITY INVESTMENTS	293	313
Income from equity investments	5	9
NET INCOME (INCLUDING NONCONTROLLING INTERESTS)	298	322
Less: noncontrolling interests	(8)	(15)
NET INCOME - PRAXAIR, INC.	$290	$307

PER SHARE DATA - PRAXAIR, INC. SHAREHOLDERS

Basic earnings per share	$0.94	$0.98

Diluted earnings per share	$0.93	$0.96

Cash dividends	$0.40	$0.375

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic shares outstanding (000's)	307,818	313,936
Diluted shares outstanding (000's)	311,311	320,409

(a)	Effective January 1, 2009 Praxair adopted statement of financial accounting standards No. 160 (SFAS 160), "Noncontrolling interests in Consolidated Financial Statements" and reclassified 2008 amounts to conform to the current year presentation. SFAS 160 requires noncontrolling interests (previously referred to as minority interests) to be included in net income in the consolidated statement of income. Per share data remains unchanged and is based upon "Net Income - Praxair, Inc."

(b)	Sales for the 2009 quarter decreased $59 million due to lower cost pass-through, with minimal impact on operating profit compared to 2008. Sales for the quarter decreased $250 million due to currency effects versus 2008.

(c)	A pension settlement charge of $17 million ($11 million after-tax or $0.03 per diluted share) was recorded in the 2008 first quarter related to lump sum benefit payments made from the U.S. supplemental pension plan to a number of recently retired senior managers, including Praxair's former chairman and chief executive officer.

PRAXAIR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Millions of dollars)
(UNAUDITED)

	March 31,	December 31,
	2009	2008
ASSETS
Cash and cash equivalents	$54	$32
Accounts receivable - net	1,513	1,604
Inventories	424	445
Prepaid and other current assets	193	220
TOTAL CURRENT ASSETS	2,184	2,301

Property, plant and equipment - net	7,872	7,922
Goodwill	1,873	1,909
Other intangibles - net	118	121
Other long-term assets	810	801
TOTAL ASSETS	$12,857	$13,054

LIABILITIES AND EQUITY
Accounts payable	$687	$820
Short-term debt	634	642
Current portion of long-term debt	641	674
Other current liabilities	703	843
TOTAL CURRENT LIABILITIES	2,665	2,979

Long-term debt	3,770	3,709
Other long-term liabilities	2,047	2,055
TOTAL LIABILITIES	8,482	8,743

EQUITY (a)
Praxair, Inc. shareholders' equity	4,073	4,009
Noncontrolling Interests	302	302
TOTAL EQUITY	4,375	4,311
TOTAL LIABILITIES AND EQUITY	$12,857	$13,054

(a)	SFAS 160 requires noncontrolling interests (previously referred to as minority interests) to be classified as a separate component of equity in the consolidated balance sheets. 2008 amounts have been reclassified to conform to the current year presentation.

PRAXAIR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Millions of dollars)
(UNAUDITED)

	Quarter Ended
	March 31,
	2009	2008
OPERATIONS
Net income - Praxair, Inc.	$290	$307
Depreciation and amortization	199	210
2008 Cost reduction program, payments	(18)	-
Accounts receivable	94	(184)
Inventory	20	(9)
Payables and accruals	(259)	58
Pension contributions	(8)	(11)
Other	31	8
Net cash provided by operating activities	349	379

INVESTING
Capital expenditures	(293)	(344)
Acquisitions	(2)	(40)
Divestitures and asset sales	5	16
Net cash used for investing activities	(290)	(368)

FINANCING
Debt increase - net	71	329
Issuances of common stock	16	66
Purchases of common stock	-	(293)
Cash dividends - Praxair, Inc. shareholders	(123)	(117)
Excess tax benefit on stock option exercises	3	5
Noncontrolling interest transactions and other	(3)	1
Net cash used for financing activities	(36)	(9)

Effect of exchange rate changes on cash and
cash equivalents	(1)	2

Change in cash and cash equivalents	22	4
Cash and cash equivalents, beginning-of-period	32	17

Cash and cash equivalents, end-of-period	$54	$21

PRAXAIR, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(Millions of dollars)
(UNAUDITED)

	Quarter Ended
	March 31,
	2009	2008
SALES
North America (a)	$1,164	$1,454
Europe (b)	303	390
South America (c)	353	466
Asia (d)	180	211
Surface Technologies (e)	123	142
Total sales	$2,123	$2,663

OPERATING PROFIT
North America (a)	$256	$262
Europe (b)	63	87
South America (c)	75	89
Asia (d)	26	37
Surface Technologies	22	24
Segment operating profit	442	499
Pension settlement charge	-	(17)
Total operating profit	$442	$482

(a)	North American 2009 sales for the quarter decreased $64 million due to lower cost pass-through, with minimal impact on operating profit compared to 2008. Sales for the quarter decreased $78 million due to currency effects versus 2008.
(b)	European 2009 sales for the quarter decreased $4 million due to lower cost pass-through, with minimal impact on operating profit compared to 2008. Sales for the quarter decreased $36 million due to currency effects versus 2008.
(c)	South American 2009 sales for the quarter increased $3 million due to higher cost pass-through, with minimal impact on operating profit compared to 2008. Sales for the quarter decreased $107 million due to currency effects versus 2008.
(d)	Asian 2009 sales for the quarter increased $6 million due to higher cost pass-through, with minimal impact on operating profit compared to 2008. Sales for the quarter decreased $21 million due to currency effects versus 2008.
(e)	Surface Technologies 2009 sales for the quarter decreased $8 million due to currency effects versus 2008.

PRAXAIR, INC. AND SUBSIDIARIES
QUARTERLY FINANCIAL SUMMARY
(Millions of dollars, except per share data)
(UNAUDITED)

	2009	2008
	Q1	Q4	Q3	Q2	Q1
FROM THE INCOME STATEMENT
Sales	$2,123	$2,403	$2,852	$2,878	$2,663
Cost of sales	1,195	1,418	1,734	1,748	1,595
Selling, general and administrative	265	295	341	341	335
Depreciation and amortization	199	206	218	216	210
Research and development	18	25	24	24	24
Cost reduction program and other charges	-	177	-	-	-
Pension settlement charge	-	-	-	-	17
Other income (expenses) – net	(4)	32	9	(6)	-
Operating profit	442	314	544	543	482
Interest expense - net	35	49	50	52	47
Income taxes	114	67	139	137	122
Income from equity investments	5	8	11	8	9
Net income (including noncontrolling interests)	298	206	366	362	322
Less: noncontrolling interests	(8)	(6)	(11)	(13)	(15)
Net income - Praxair, Inc.	$290	$200	$355	$349	$307

PER SHARE DATA - PRAXAIR, INC. SHAREHOLDERS
Diluted earnings per share	$0.93	$0.64	$1.11	$1.08	$0.96
Cash dividends per share	$0.40	$0.375	$0.375	$0.375	$0.375
Diluted weighted average shares outstanding (000's)	311,311	310,719	319,505	322,088	320,409

FROM THE BALANCE SHEET
Total debt	$5,045	$5,025	$4,944	$4,596	$4,574
Total capital (a)	9,420	9,336	10,142	10,584	10,127
Debt-to-capital ratio (a)	53.6%	53.8%	48.7%	43.4%	45.2%

FROM THE STATEMENT OF CASH FLOWS
Cash flow from operations	$349	$640	$630	$389	$379
Capital expenditures	293	482	405	380	344
Acquisitions	2	25	35	30	40
Cash dividends	123	115	117	119	117

OTHER INFORMATION
Number of employees	26,533	26,936	27,957	27,999	27,948
After-tax return on capital (ROC) (a)	13.8%	14.7%	15.5%	15.4%	14.8%
Return on Praxair, Inc. shareholders' equity (ROE) (a)	28.7%	28.2%	26.9%	25.7%	24.6%

SEGMENT DATA
SALES
North America	$1,164	$1,355	$1,557	$1,573	$1,454
Europe	303	322	384	406	390
South America	353	382	527	514	466
Asia	180	209	239	232	211
Surface Technologies	123	135	145	153	142
Total sales	$2,123	$2,403	$2,852	$2,878	$2,663
OPERATING PROFIT
North America	$256	$267	$274	$275	$262
Europe	63	83	96	99	87
South America	75	87	111	102	89
Asia	26	34	38	40	37
Surface Technologies	22	20	25	27	24
Segment operating profit	442	491	544	543	499
Cost reduction program and other charges	-	(177)	-	-	-
Pension settlement charge	-	-	-	-	(17)
Total operating profit	$442	$314	$544	$543	$482

(a)	Non-GAAP measure, see Appendix.

PRAXAIR, INC. AND SUBSIDIARIES
APPENDIX
NON-GAAP MEASURES
(Millions of dollars, except per share data)
(UNAUDITED)

The following non-GAAP measures are intended to supplement investors’ understanding of the company’s financial information by providing measures which investors, financial analysts and management use to help evaluate the company’s financing leverage, return on net assets employed and operating performance. Special items which the company does not believe to be indicative of on-going business trends are excluded from these calculations so that investors can better evaluate and analyze historical and future business trends on a consistent basis. Definitions of these non-GAAP measures may not be comparable to similar definitions used by other companies and are not a substitute for similar GAAP measures. 2008 adjusted operating profit, net income - Praxair, Inc. and diluted EPS are adjusted for the impact of the 2008 fourth quarter cost reduction program and other charges and the 2008 first quarter pension settlement charge which helps investors understand underlying performance on a comparable basis.

		2009	2008
		Q1	Q4	Q3	Q2	Q1

Debt to Capital Ratio - The debt-to-capital ratio is a measure used by investors, financial analysts and management to provide a measure of financial leverage and insights into how the company is financing its operations.

	Total debt	$5,045	$5,025	$4,944	$4,596	$4,574
	Equity:
	Praxair, Inc. shareholders' equity	4,073	4,009	4,891	5,671	5,209
	Noncontrolling interests	302	302	307	317	344
	Total equity	4,375	4,311	5,198	5,988	5,553
	Total Capital	$9,420	$9,336	$10,142	$10,584	$10,127

	Debt to capital ratio	53.6%	53.8%	48.7%	43.4%	45.2%

After-tax return on Capital (ROC) - After-tax return on capital is a measure used by investors, financial analysts and management to evaluate the return on net assets employed in the business. ROC measures the after-tax operating profit that the company was able to generate with the investments made by all parties in the business (debt, noncontrolling interests and Praxair, Inc. shareholders’ equity).

	Adjusted operating profit (a)	$442	$491	$544	$543	$499

	Less: income taxes	(114)	(67)	(139)	(137)	(122)
	Less: tax benefit on cost reduction program and
	other charges (b)	-	(59)	-	-	-
	Less: tax benefit on pension settlement charge (c)	-	-	-	-	(6)
	Less: tax benefit on interest expense	(10)	(14)	(14)	(15)	(13)
	Add: income from equity investments	5	8	11	8	9
	Net operating profit
	after-tax (NOPAT)	$323	$359	$402	$399	$367

	Beginning capital	$9,336	$10,142	$10,584	$10,127	$9,655
	Ending capital	$9,420	$9,336	$10,142	$10,584	$10,127
	Average capital	$9,378	$9,739	$10,363	$10,356	$9,891

	ROC %	3.4%	3.7%	3.9%	3.9%	3.7%

	ROC % (annualized)	13.8%	14.7%	15.5%	15.4%	14.8%

Return on Praxair, Inc. Shareholder's equity (ROE) - Return on Praxair, Inc. shareholders' equity is a measure used by investors, financial analysts and management to evaluate operating performance from a Praxair shareholder perspective. ROE measures the net income attributable to Praxair, Inc. that the company was able to generate with the money shareholders have invested.

	Adjusted net income - Praxair, Inc. (a)	$290	$314	$355	$349	$318

	Beginning Praxair, Inc. shareholders' equity	$4,009	$4,891	$5,671	$5,209	$5,142
	Ending Praxair, Inc. shareholders' equity	$4,073	$4,009	$4,891	$5,671	$5,209
	Average Praxair, Inc. shareholders' equity	$4,041	$4,450	$5,281	$5,440	$5,176

	ROE %	7.2%	7.1%	6.7%	6.4%	6.1%

	ROE % (annualized)	28.7%	28.2%	26.9%	25.7%	24.6%

(a)	2008 Adjusted Operating profit, Net income - Praxair, Inc. and Diluted EPS

		Fourth Quarter	First Quarter
		2008	2008
	Reported operating profit	$314	$482
	Add: cost reduction program and other charges (b)	177	-
	Add: pension settlement charge (c)	-	17
	Adjusted operating profit	$491	$499

	Reported 2009 operating profit		$442
	Percentage change from 2008		(11)%

	Reported net income - Praxair, Inc.	$200	$307
	Add: cost reduction program and other charges (b)	114	-
	Add: pension settlement charge (c)	-	11
	Adjusted net income - Praxair, Inc.	$314	$318

	Reported 2009 net income - Praxair, Inc.		$290
	Percentage change from 2008		(9)%

	Diluted weighted average shares	310,719	320,409

	Reported diluted EPS	$0.64	$0.96
	Add: cost reduction program and other charges (b)	0.37	-
	Add: pension settlement charge (c)	-	0.03
	Adjusted diluted EPS	$1.01	$0.99

	Reported 2009 diluted EPS		$0.93
	Percentage change from 2008		(6)%

(b)	The 2008 quarter includes cost reduction program and other charges of $177 million ($114 million after-tax and noncontrolling interests, or $0.37 per diluted share).

(c)	A pension settlement charge of $17 million ($11 million after-tax or $0.03 per diluted share) was recorded in the 2008 first quarter related to lump sum benefit payments made from the U.S. supplemental pension plan to a number of recently retired senior managers, including Praxair's former chairman and chief executive officer.

CONTACT:
Praxair, Inc.
Susan Szita Gore, Media, 203-837-2311
susan_szita-gore@praxair.com
or
Elizabeth Hirsch, Investors, 203-837-2354
liz_hirsch@praxair.com